EXHIBIT 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statements No. 333-98603, 333-9216, 333-6502, and 333-141473 on Forms S-8 of our reports dated February 9, 2007, except as to Note 9(c) which is as of March 21, 2007 (which audit report expresses an unqualified opinion and includes an explanatory paragraph referring to our consideration of internal control over financial reporting and also includes a separate report titled “Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the Company’s financial statements and changes in accounting principles that have been implemented in the Company’s financial statements) relating to the consolidated financial statements and financial statement schedule of NovAtel Inc. appearing in this Annual Report on Form 20-F of NovAtel Inc. for the year ended December 31, 2006.

(signed) “Deloitte & Touche LLP”

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
May 31, 2007